Exhibit F

Email to Industry Analysts

Dear [Analyst Name],

Earlier today Alcatel-Lucent announced it has entered into a definitive agreement to acquire Motive, Inc., a leading provider of service management software for broadband and mobile data services. We would like to invite you to learn more about this strategic business combination.

Motive and Alcatel-Lucent will hold a conference call today with members of senior management at 12:00 pm EDT, 06:00 pm CET. You can access the call by dialing +1(866) 356-3377 or +1(617) 597-5392, and using the participant pass code 25747443. The live conference call can also be accessed via webcast at http://ir.motive.com. A replay of the audio webcast will be available on the Investor Relations section of Magic’s website at http://ir/motive.com as soon as possible after the live webcast ends. A replay of the conference call will be available through June 24, 2008, and can be accessed by dialing +1(888) 286-8010 or +1 (617) 801-6888 using the passcode 75655710.

Upon conclusion of the call, if you would like to schedule a follow-on briefing please contact Karen Rollins, krollins@motive.com, +1-512-531-2506.

Thank you.

Alfred Mockett

Attachments:

Press Release